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                                  CINERGY CORP.
            AMENDED AND RESTATED SEPARATION AND RETIREMENT AGREEMENT
                       AND WAIVER AND RELEASE OF LIABILITY

         This Amended and Restated Separation and Retirement Agreement and Waiver and Release of Liability (the "Agreement"), which is effective as of this 15th day of February, 2002, is entered into by and between Larry E. Thomas (the "Executive") and Cinergy Corp., with the mutual exchange of promises as consideration. Capitalized words and terms used throughout this Agreement that are not defined elsewhere in this Agreement are defined in Section 22.

                                    RECITALS

     A. The Executive has elected to terminate voluntarily his employment with Cinergy and retire effective March 31, 2002.

     B. The Executive resigned from his position as Chief Executive Officer of the Power Technology & Infrastructure Services Business Unit ("Former Position") effective June 30, 2001 and continued in the employ of Cinergy in a new position with the title of Vice Chairman of Public Service Indiana (PSI) ("New Position") following such resignation from such Former Position and plans to continue in such New Position until his retirement on March 31, 2002. Cinergy desires to have the Executive serve in the New Position until his retirement and is willing to relocate the Executive to Indianapolis, Indiana and to provide certain additional benefits and arrangements to the Executive, provided that the Executive executes and does not timely revoke this Agreement.

     C. Previously, the Executive and Cinergy negotiated certain additional separation benefits to be paid to the Executive in exchange for his voluntary retirement provided that the Executive executed (and did not timely revoke) the Cinergy Corp. Separation and Retirement Agreement and Waiver and Release of Liability and timely executed and did not timely revoke a waiver and release, in the form attached to the Cinergy Corp. Separation and Retirement Agreement and Waiver and Release of Liability as Exhibit A, of all claims that the Executive might be able to assert against Cinergy and certain related entities and individuals.

     D. The parties have agreed to enter into this Agreement, which has been specifically negotiated between the Executive and Cinergy. The parties acknowledge and agree that this Agreement replaces and supersedes (i) the Amended and Restated Employment Agreement dated December 30, 1999 ("Employment Agreement") and (ii) and the Cinergy Corp. Separation and Retirement Agreement and Waiver and Release of Liability.

     THEREFORE, Cinergy and the Executive enter into the following Agreement:

                                    AGREEMENT

     1.   NEW POSITION, RELOCATION, AND RETIREMENT.

          a. RESIGNATION FROM FORMER POSITION. The Executive agreed to resign from his Former Position effective June 30, 2001, and did so resign.


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          b.   NEW POSITION. Cinergy extended to the Executive, and the
Executive accepted, the New Position effective July 1, 2001. The New Position is located in the metropolitan area of Indianapolis, Indiana. The duties of the New Position are those duties assigned to the Executive by the Chief Executive Officer of the Company from time to time. Until March 31, 2002, the compensation and prerequisites for the New Position will be the same as those for the Executive's Former Position as provided in Section 3 of the Employment Agreement.

          c. RELOCATION. In June of 2001, the Executive relocated to the metropolitan area of Indianapolis, Indiana, pursuant to the terms of the Executive Relocation Agreement.

          d. TERMINATION OF EMPLOYMENT. The Executive will retire, and his employment with Cinergy will terminate, effective as of the close of business on March 31, 2002.

          e. EFFECT ON OTHER AGREEMENTS. This Agreement replaces and supersedes, except as otherwise provided in Section 1.b of this Agreement, any and all prior employment, separation and retirement agreements between Cinergy and the Executive, including but not limited to (i) the Employment Agreement and
(ii) the Cinergy Corp. Separation and Retirement Agreement and Waiver and Release of Liability.

     2. SEPARATION BENEFITS. In exchange for resigning from employment, entering into this Agreement, and satisfying any additional conditions set forth in this Agreement, the Executive will receive the following benefits, as a result of negotiations between the parties, which benefits shall be payable following March 31, 2002 as described below:

          a. SEVERANCE PAY. After March 31, 2002, provided that the Executive timely executes and does not timely revoke a waiver and release, in the form attached to this Agreement as EXHIBIT A, of all claims that the Executive might be able to assert against Cinergy and certain related entities and individuals (the "Waiver and Release"), Cinergy agrees to pay the Executive, in lieu of any other severance benefits that might be payable to the Executive under the Employment Agreement, severance pay in the gross amount of $3,382,276.00. This amount, less applicable tax withholdings, will be paid in a lump sum within 10 days after the expiration of the revocation period described in the Waiver and Release.

          b. RETIREE WELFARE BENEFITS. After March 31, 2002, provided that the Executive executes and does not timely revoke the Waiver and Release, upon his retirement, pursuant to this Agreement, the Executive will be entitled to comprehensive retiree medical and dental coverage pursuant to the terms of the Cinergy Corp. Welfare Benefits Program. The Executive will receive the maximum subsidy provided by Cinergy to retirees for purposes of determining the amount of the monthly premiums due from the Executive.

          c. VACATION PAY. After March 31, 2002, provided that the Executive executes and does not timely revoke the Waiver and Release, within 10 days after the expiration of the revocation period described in the Waiver and Release, the Executive will receive, in a lump sum cash payment, fifteen (15) weeks of accrued but unused vacation pay in the gross amount of $158,656.20, less applicable tax withholdings.

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          d.   WAIVER OF PREPAYMENT PENALTY. If the prepayment penalty under
Cinergy's Executive Stock Purchase Program is waived for any participant in that program, it will also be waived for the Executive.

          e. EXECUTIVE SUPPLEMENTAL LIFE INSURANCE. After March 31, 2002, provided that the Executive timely executes and does not timely revoke the Waiver and Release, the Executive will receive the value of the additional life insurance provided to the Executive under the Executive Supplemental Life Insurance Program, which is $150,000. This amount will be paid to the Executive in cash, in equal annual installments of $15,000, less applicable tax withholdings, over a 10-year period beginning in February of 2003.

          f. STOCK OPTIONS. Any rights the Executive may have with respect to the stock options granted to the Executive on October 24, 1994 will be determined under the terms of the incentive stock option agreement dated October 24, 1994 the nonqualified stock option agreement dated October 24, 1994, and the Cinergy Corp. Stock Option Plan effective October 24, 1994. Similarly, any rights the Executive may have with respect to the stock options granted to the Executive pursuant to the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan ("LTIP") will be determined under the LTIP, the relevant Administrative Guidelines and any incentive stock option agreement or nonqualified stock option agreement that the Executive may have been required to sign with regard to those options.

          g. LONG-TERM INCENTIVE PLAN. After March 31, 2002, provided that the Executive timely executes and does not revoke the Waiver and Release, the Executive shall receive any performance shares award to which he may become entitled under Cycle IV, Cycle V and Cycle VI of the LTIP and the Cinergy Corp. Value Creation Plan The amount of any such award shall be determined and pro-rated, and any such award shall be paid to the Executive, in accordance with the terms of the LTIP, the Value Creation Plan, any relevant administrative guidelines, and any applicable performance shares agreements.

          h. TAX COUNSELING. After March 31, 2002, provided that the Executive timely executes and does not timely revoke the Waiver and Release, Cinergy will provide tax counseling services to the Executive through an agency selected by the Executive, not to exceed $15,000 in cost.

          i. AUTOMOBILE ALLOWANCE. After March 31, 2002, provided that the Executive executes and does not timely revoke the Waiver and Release, the Executive will receive a lump sum payment of $50,000, grossed up to cover any applicable federal and state income taxes, to cover the cost of the Executive's automobile. This amount, less applicable withholding taxes, will be paid to the Executive within fifteen (15) days after the expiration of the revocation period described in the Waiver and Release.

          j. COMPUTER ALLOWANCE. After March 31, 2002, provided that the Executive executes and does not timely revoke the Waiver and Release, the Executive will receive a lump sum payment of $2,000, grossed up for applicable federal and state income taxes, which payment will be reduced by applicable withholding taxes, to cover the cost of a computer and printer. This amount will be paid to the Executive within fifteen (15) days after the expiration of the revocation period described in the Waiver and Release.

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          k.   SUPPLEMENTAL RETIREMENT BENEFIT. The Executive shall be entitled to the benefits described in this Section 2.k but only if, after March 31, 2002, he timely executes and does not revoke the Waiver and Release. The Executive will be entitled to, and fully vested in, a supplemental retirement benefit in an annual amount equal to the excess of (1) 60% of the Executive's Highest Average Earnings over (2) his total aggregate annual benefit under the Pension Plan and the Cinergy Corp. Excess Pension Plan, PROVIDED, HOWEVER, that the amount in clause (2) above shall be calculated based upon the assumption that the Executive elects to receive the distribution of his benefits under the Pension Plan and the Cinergy Corp. Excess Pension Plan in the form of a contingent pension option which provides a reduced pension to the Executive during his lifetime and an equal amount (i.e., the 100% option) to the Executive's Spouse during her lifetime if she survives the Executive; and PROVIDED FURTHER, HOWEVER, that the Executive's Spouse, if she survives the Executive, shall be entitled to receive a supplemental retirement benefit in an amount equal to the monthly amount received by the Executive, the payment of which shall commence upon the Executive's death and shall continue during the remaining portion of the Spouse's life. Notwithstanding the preceding sentence, the amount of the supplemental retirement benefit payable to the Executive shall be calculated without regard to the fact that the Spouse, if she survives the Executive, shall also be entitled to a benefit under this Section 2.k. All terms in this Section 2.k with initial capital letters that are not defined in this Agreement shall have the meaning given to such terms in the Employment Agreement. The benefits provided pursuant to this Section 2.k shall be provided to the Executive in accordance with the funding provisions of Article 12 of the Cinergy Corp. Supplemental Executive Retirement Plan ("SERP") and any trust that has been established in connection with the SERP (including the Master Trust for Cinergy Corp. Nonqualified Deferred Compensation Plans); PROVIDED, HOWEVER, that the benefit provided to the Executive pursuant to this Section 2.k shall be in lieu of any benefit provided to the Executive under the SERP and the Executive shall not be entitled to any benefit under that plan.

          l. 2001 ANNUAL INCENTIVE PLAN. The Executive shall receive a lump sum payment, less applicable withholding taxes, equal to the excess of (a) the incentive award the Executive would have received under the Cinergy Corp. Annual Incentive Plan ("AIP") for the 2001 performance period if he attained a level three payout with respect to both corporate and individual goals over (b) the incentive award the Executive actually received under the AIP for the 2001 performance period.

          m. 2002 ANNUAL INCENTIVE PLAN. After March 31, 2002, provided the Executive timely executes and does not timely revoke the Waiver and Release, the Executive will receive an AIP award for the 2002 performance period equal to 25% of the award that he would have received if he had remained employed until the date of payment of the award, which award will be paid based on a level three payout with respect to both individual and corporate goals, which payment shall be reduced by applicable withholding taxes and shall be payable in March, 2003.

     3. RELEASE AND INDEMNITY. Cinergy irrevocably and unconditionally releases and discharges the Executive and will indemnify, save and hold harmless, and defend the Executive from any and all claims, losses, demands, suits, actions, causes of action, damages, costs, and expenses, including attorneys' fees, payments, judgments, and any and all liability arising, or alleged to arise, in whole or in part, from or out of, in any manner whatsoever, any work performed by the Executive while he was employed by Cinergy.

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     4.   BASIS FOR ENTITLEMENT. The Executive acknowledges that he would not be entitled to certain of the benefits described in this Agreement absent his election to terminate employment voluntarily and retire voluntarily and his execution of this Agreement and the Waiver and Release.

     5. ADEQUATE CONSIDERATION. The Executive agrees that this Agreement provides good, valuable, and sufficient consideration for the obligations he assumes in Sections 6 through 13 and Section 17 and the Waiver and Release.

     6. WAIVER OF CLAIMS. The Executive irrevocably and unconditionally waives and releases any and all rights or claims that he has or may have, as of the date of the execution of this Agreement, based on or arising out of the employment relationship, or the termination of the employment relationship, against Cinergy, its employee benefit plans, or any of their respective current or former officers, directors, agents, employees, fiduciaries, attorneys, insurers, predecessors, successors, or assigns (together, the "Releasees"), other than workers' compensation claims filed prior to the date of execution of this Agreement and claims for vested benefits under the terms of Cinergy's qualified pension and profit sharing plans. The rights and claims so waived include, but are not limited to, the following:

          a. Claims and rights arising under any federal, state, or local statute, ordinance, or common law (including, but not limited to, claims for breach of promise, breach of contract, promissory estoppel, intentional infliction of emotional distress, negligent misrepresentation, defamation, and wrongful discharge) or claims in equity or public policy;

          b. Claims and rights arising under any law relating to sex, race, age, religion, disability, or national origin discrimination (including but not limited to any rights or claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Fair Labor Standards Act of 1938, the Family and Medical Leave Act, the Indiana Civil Rights Law, the Kentucky Labor and Human Rights Law, and the Ohio Fair Employment Practices Law, as those laws may be amended from time to time);

          c. Claims or rights arising under the civil rights laws of any state or municipality; and

          d. Any claims for compensatory damages, punitive damages, attorneys' fees, expenses, and litigation costs.

     7. FUTURE EMPLOYMENT. The Executive waives any right to assert any claim or demand for reemployment with Cinergy. The Executive, however, may accept an offer of reemployment with Cinergy in the event such an offer is made.

     8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive will not at any time, directly or indirectly, use any trade secrets or confidential information of Cinergy for his benefit or the benefit of any other person or, directly or indirectly, disclose any trade secrets or confidential information of Cinergy to any other person, unless he is required by law or any lawful authority to do so. For purposes of this Section, "confidential information of Cinergy" means all secret, proprietary information, knowledge, or data relating to Cinergy and its businesses that have been obtained by the Executive during the Executive's employment by

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Cinergy that have not been now or subsequently become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement).

     9. CONSULTING ARRANGEMENT. The Executive agrees to serve as a business consultant to Cinergy for a period of three (3) years beginning on the Termination Date (the "Consulting Period"). The consulting services to be provided by the Executive during the Consulting Period will consist of consultation with, and advice to, the officers and managerial employees of Cinergy, as requested by Cinergy, on matters relating to Cinergy's business affairs about which the Executive has knowledge and experience. The consulting services will be performed at reasonable times when and as needed, as determined by mutual agreement between Cinergy and the Executive. The parties understand and agree that all of the consulting services to be provided by the Executive under this Agreement will be performed by him as an independent contractor and not as an employee of Cinergy. The Executive will not have any authority to act as an agent or representative of Cinergy, except to the extent expressly authorized in writing by Cinergy. The Executive will perform his consulting services to the best of his abilities. The Executive's duties pursuant to this Paragraph are purely those of a consultant, and Cinergy is free to accept or reject his advice as it deems appropriate. Cinergy is responsible for all actions it chooses to take based on the Executive's advice, and Cinergy agrees to hold the Executive harmless for the results of those actions, including all losses and damages resulting from any legal or regulatory action. Cinergy will reimburse the Executive for all expenses authorized by Cinergy and incurred by the Executive, including but not limited to telephone, duplication, secretarial services, mail and courier services, and normal supplies that may reasonably be required. Reimbursement will be made within thirty (30) days of Cinergy's receipt of reasonable and customary documentation. For any travel requested and authorized by Cinergy, the Executive will be reimbursed for all reasonable and customary expenses, including transportation, parking, food, and lodging. Nothing in this Section 9 will prohibit the Executive from seeking or accepting other employment, engaging in any other consulting services, or participating in any other endeavor for profit, as he deems appropriate, provided that, in so doing, he does not breach any of his other obligations under this Agreement.

     10. NON-SOLICITATION AND NON-COMPETITION. At no time during the Consulting Period will the Executive: (a) employ or seek to employ any person employed at that time by Cinergy or otherwise encourage or entice any such person to leave employment with Cinergy; (b) become employed by, enter into a consulting arrangement with, or otherwise agree to perform personal services for, a Competitor; (c) acquire an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 3% of the outstanding stock of any class of a Competitor that is publicly traded; or (d) solicit any customers or vendors of Cinergy on behalf of or for the benefit of a Competitor.

          The Executive acknowledges that monetary damages will not be an adequate remedy for Cinergy in the event of a breach of this Section 10, and that it would be impossible for Cinergy to measure damages in the even of such a breach. Therefore, the Executive agrees that, in lieu of any other remedy that Cinergy may have for such a breach, Cinergy is entitled to an injunction preventing the Executive from any breach of this Section 10.

     11. COOPERATION WITH LITIGATION. Upon Cinergy's request, the Executive agrees to render reasonable assistance to Cinergy in connection with any litigation or investigation relating to Cinergy's business, provided that rendering such assistance does not impose an unreasonable

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burden on the Executive. Such assistance will include, but will not be limited to, providing information, attending meetings, assisting with interrogatories, giving depositions, and making court appearances. The Executive agrees to notify the General Counsel of the Company promptly of any requests for information or testimony that the Executive receives in connection with any litigation or investigation relating to Cinergy's business. Cinergy agrees to advance to the Executive, without any expectation of repayment, any monies reasonably anticipated by the Executive as necessary to discharge the Executive's obligations under this Section and to reimburse the Executive for his time and out-of-pocket expenses in meeting those obligations.

     12. RETURN OF CORPORATE PROPERTY. Except as otherwise provided in this Agreement, the Executive agrees to return to Cinergy all keys, identification badges, electronic passes, credit cards, computer programs, and other property belonging to Cinergy when requested and to do so by Cinergy's representative.

     13. COMMUNICATIONS. While the Executive is employed by Cinergy and thereafter, Cinergy will not make any untrue, disparaging, defamatory, or derogatory statements about the Executive, and the Executive will not make any untrue, disparaging, defamatory, or derogatory statements about Cinergy.

     14. SEVERABILITY. If any portion of this Agreement is found to be unenforceable for any reason, the parties agree that the remaining portions will remain in effect (to the extent the invalidity of the particular portion does not substantially undermine the purpose of this Agreement).

     15. CONSULTATION WITH ATTORNEY ADVISED. The Executive is advised to consult with an attorney prior to executing this Agreement. The Executive acknowledges being given that advice. The Executive represents that he has read and fully understands all of the provisions of this Agreement. The Executive represents that he is voluntarily signing this Agreement.

     16. TIME TO CONSIDER. The Executive acknowledges that he has been given a period of at least twenty-one (21) days within which to consider and sign this Agreement.

          a. To enter into this Agreement, the Executive must execute it by signing, dating, and returning it to James E. Rogers, Jr., Cinergy Corp., 221 East Fourth Street, Cincinnati, Ohio, 45202.

          b. The Executive acknowledges that if he has signed this Agreement, it is because he freely chose to do so.

          c. The Executive may revoke this Agreement during the seven (7) calendar days after he signs it. To be effective, a revocation must be communicated in writing to James E. Rogers, Jr., Cinergy Corp., 221 East Fourth Street, Cincinnati, Ohio, 45202, and delivered no later than 5:00 p.m. Eastern Standard Time on the final day of the seven (7) day period.

     17. CONFIDENTIALITY. The Executive covenants and agrees to keep completely confidential and not to disclose the existence or terms of this Agreement except to Executive's spouse, legal counsel, accountant, and financial advisors, unless he is required by law or any lawful authority to do so. The Executive will advise those to whom proper disclosure is made that this is a confidential agreement, and he will instruct them that they are not to disclose the

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existence or terms of this Agreement. In addition, the Executive covenants and agrees that any breach of this confidentiality provision will be considered a breach of this Agreement.

     18. BINDING EFFECT OF AGREEMENT. This Agreement will be binding upon and will operate for the benefit of, the heirs, executors, administrators, assigns, and successors in interest of the Executive and Cinergy. Cinergy agrees that in the event of a sale, merger, acquisition, or other change in structure (including the cessation or restructuring of any part of Cinergy's business) and/or ownership, Cinergy will ensure that the contract language pertaining to the transaction confirms the continuing liability of Cinergy (and its assigns and successors in interest) to the Executive under this Agreement.

     19. COMPLETE AGREEMENT. Except as otherwise expressly provided in this Agreement, the terms of this Agreement and the Waiver and Release constitute the entire Agreement between the parties and supersede all previous communications, representations, and agreements, oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding modifying this Agreement will be binding on either party unless it is in writing and signed by an authorized representative of the party sought to be bound. If any part of this Agreement is adjudged by a court of competent jurisdiction to be contrary to law, then this Agreement will, in all other respects, remain effective and binding to the full extent permitted by law.

     20. ARBITRATION. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers' compensation claims) arising out of or relating in any way to the Executive's employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, will be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators' fees and attorneys' fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Section, Cinergy will reimburse or pay all legal fees and expenses that the Executive may reasonably incur as a result of the dispute.

     21. GOVERNING LAW. This Agreement will be interpreted, enforced, and governed under the laws of the State of Ohio, without regard to any principles of conflicts of laws.

     22. DEFINITIONS. As used in this Agreement, the following terms, when capitalized, will have the following meanings:

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          a.   AGREEMENT. "Agreement" means this Amended and Restated Separation and Retirement Agreement and Waiver and Release of Liability.

          b. ANNUAL INCENTIVE PLAN. "Annual Incentive Plan" means the Cinergy Corp. Annual Incentive Plan or any successor to that Plan.

          c. CINERGY. "Cinergy" means the Company, Cinergy Services, Inc., The Cincinnati Gas & Electric Company, and PSI Energy, Inc.

          d.   COMPANY. "Company" means Cinergy Corp.

          e. COMPETITOR. "Competitor" means any person or entity that sells goods or services that are directly competitive with those sold by a business that (1) is being conducted by Cinergy at the time in question and (2) was being conducted by Cinergy on the Termination Date. Notwithstanding anything in the preceding sentence, goods or services will not be deemed to be competitive with those of Cinergy solely as a result of the Executive being employed by or otherwise associated with a business that is in competition with Cinergy but as to which the Executive does not have direct or indirect responsibilities for the products or services involved.

          f. EMPLOYMENT AGREEMENT. "Employment Agreement" means the Amended and Restated Employment Agreement between the Executive and Cinergy dated December 30, 1999.

          g.   EXECUTIVE. "Executive" means Larry E. Thomas.

          h. EXECUTIVE RELOCATION AGREEMENT. "Executive Relocation Agreement" means the Cinergy Corp. Executive Relocation Agreement.

          i. EXECUTIVE SUPPLEMENTAL LIFE PROGRAM. "Executive Supplemental Life Program" means the Cinergy Corp. Executive Supplemental Life Insurance Program and any successor that that plan.

          j. NEW POSITION. "New Position" has the meaning set forth in Subsection l.b.


          k.   TERMINATION DATE. "Termination Date" means March 31, 2002.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date above written.

CINERGY CORP.                                  Larry E. Thomas



By:
   -------------------------------             ---------------------------------
   James E. Rogers, Jr.                        Executive


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